Press release
For immediate release
June 7 2007

COULON PROJECT
DRILLING CONFIRMS THE EXTENSIONS OF SEVERAL LENSES.
THE MINERALIZED SYSTEM IS NOW TRACED OVER MORE THAN 14 Km ALONG STRIKE

Virginia Mines Inc. (« Virginia ») is pleased to report the first results of its exploration program currently in progress on its C oulon Property (100% Virginia), located 15 km north of the Fontanges Airport, Quebec Middle North. Breakwater Resources Ltd. has the option to acquire a 50% interest in the CoulonProperty in exchange for payments totalling CA$180,000 and CA$6.5 million in exploration work.

The C oulonProject lies within a little explored Archean volcanic belt with geological characteristics typical of belts most fertile in volcanogenic massive sulphide deposits. Five polymetallic massive sulphide lenses were discovered to date, which returned values reaching up to 15.39% Zn, 3.12% Pb, 117 g/t Ag and 0.46% Cu over 10.5m (lens 16-17) , 8.96% Zn, 1.76% Cu, 50.2 g/t Ag, 0.46% Pb and 0.16 g/t Au over 16.14m(lens 9-25), 12.65% Zn, 1.36% Cu, 1.54% Pb, 125 g/t Ag and 0.3  g/t Au over 4.70m (lens 08), 3.05% Zn, 1.54% Cu, 21.55 g/t Ag, 0.21 g/t Au over 11m (lens 44) and 4.58% Zn, 1.37% Pb, 57.14 g/t Ag and 0.6% Cu over 3.5m (lens 43) (press releases of April 29, 2004; November 15, 2004; and December 19, 2006).

The exploration program undertaken in the winter of 2007 consists of diamond drilling and ground (InfiniTEM) and borehole pulse-EM geophysical surveys. This work program confirmed the extension at depth of lenses 9-25 and 44 and lateral extensions of lens 43, and defined many other interesting targets on the property.

EXTENSIONS OF LENS 9-25

Three holes tested the lateral and depth extensions of lens9-25. All holes intersected massive to semi-massive sulphide zones over several metres in thickness. On section 18+25 N, hole CN-07-53B crosscut an intersection grading 1.26% Cu, 0.36% Zn, 16.14 g/t Ag, 0.10 g/t Au over 29.75m, including 2.87% Cu, 0.24% Zn, 34.24 g/t Ag, 0.32 g/t Au over 4.75m, to a vertical depth of 315m. On the same section, hole CN-07-60 intercepted, to a vertical depth of 430m (115m under hole CN-07-53B), a mineralized zone grading 1.92% Cu, 1.90% Zn, 34.01 g/t Ag, 0.10 g/t Au over 15.95m, including 3.20% Cu, 0.71% Zn, 58.74 g/t Ag, 0.16 g/t Au over 7.20m and 10.18% Zn, 0.99% Cu, 15.7 g/t Ag over 2.3m. On section 19+75 N, hole CN-07-57 intercepted a massive sulphide zone that returned 1.03% Cu, 8.02% Zn, 34.08 g/t Ag, 0.22 g/t Au over 5.9m, to a vertical depth of 430m. Mineralized intervals of holes CN-07-60 and CN-07-57 represent the deepest intersections obtained to date in lens 9-25 . They are located 75m away on both sides of section 19+00 N where hole CN-06-38 returned, in the fall of 2006, an intersection grading 8.96% Zn, 1.76% Cu, 50.2 g/t Ag, 0.46% Pb et 0.16 g/t Au over 16.14m to a vertical depth of 365m. Lens 9-25 has a general north-south orientation with a steep dip (85°) towards the west and is now confirmed over 200m laterally and over nearly 300m vertically and remains totally open at depth. Additional drilling is currently in progress on this lens.

EXTENSIONS OF LENS 44

Three holes tested the extensions of lens44 vertically, under, and on both sides of hole CN-06-44, which returned, in the fall of 2006, an intersection grading 3.08% Zn, 1.53% Cu, 22 g/t Ag, 0.21 g/t Au over 11m to a vertical depth of 170m. These three new holes all have intersected massive to semi-massive sulphide zones over plurimetric thicknesses. Hole CN-07-45 intercepted, 40m under hole CN-06- 44, a mineralized interval grading 1.64% Cu, 2.10% Zn, 21.4 g/t Ag, 0.29 g/t Au over 7.15m.

Hole CN-07-65, located 50m north of holes 44 and 45, also intercepted three main mineralized zones that returned the following values: 2.05% Cu, 1.66% Zn, 23.81 g/t Ag, 0.28 g/t Au over 3.10m (291.0-294.1m), 1.72% Cu, 0.25% Zn, 21.63 g/t Ag, 0,27 g/t Au over 3m (323.0-326m) and 0.87% Cu, 0.32% Zn, 12.96 g/t Ag, 0.13 g/t Au over 13.65m (329.35-343m), including 1.22% Cu, 0.60% Zn, 16.74 g/t Ag, 0.16 g/t Au over 5m (338-343m). Furthermore, a zone of disseminated sulphides within a unit of rhyolite graded 0.44% Cu, 1.05% Zn, 10.62 g/t Ag, 0.14 g/t Au over 7m (350-357m). These mineralized intervals are located at vertical depths of 240 to 300m under surface.

Lens 44 is oriented north-south and has a sub-vertical dip. It is now confirmed over a lateral distance of 130m and to a vertical depth of over 300m and remains totally open. It is also the object of additional drilling.

LENS 43

Four holes tested the lateral extension of lens43 over a 100m distance. Holes CN-07-59, 64 and 66 were drilled on a section located 50m south-west of discovery hole CN-06-43, which returned 4.58% Zn, 1.37% Pb, 57.14 g/t Ag and 0.6 % Cu over 3.5m in the fall of 2006. The two deepest holes on this new section confirmed the extension of lens43. Hole CN-07-59 crosscut an intersection grading 0.58% Cu, 2.8% Zn, 0.21% Pb and 20.02 g/t Ag over 3.70m to a vertical depth of 130m. Hole CN-07-66 intersected a similar sulphide zone grading 0.24 % Cu, 1.76 % Zn, 0.97 % Pb and 62,1 g/t Ag over a length of 0.9m, to a vertical depth of 165m. The shallowest hole on this section, hole CN-07-64, traversed the horizon of lens 43, to a vertical depth of 45m but did not intersect any mineralization. On another section located 100m southwest of hole 43, hole CN-07-62B confirmed the extension of the lens43 mineralization with a sulphide intersection of 1.10m grading 2.36% Cu, 3.43% Zn, 27 g/t Ag, 0.13 g/t Au, to a vertical depth of 160m.

Lens 43 is NE-SW oriented and seems to have a variable dip towards the NW. The mineralization is now confirmed over a lateral distance of 100m and down to a vertical depth of 165m . It remains open in all directions and strong InfiniTEM and borehole “off-hole” EM anomalies seem to indicate significant extension and will be soon tested.

JESSICA SECTOR

Hole CN-07-46 was testing the depth extension of Jessica surface showing(up to 1.85% Zn; 0.46% Cu; 42.3 g/t Ag; 0.23 g/t Au in selected samples) as well as a borehole Pulse EM “off-hole” anomaly. The hole crosscut, at a vertical depth of 300m , an intense alteration zone (muscovite-phlogopite-sericite-anthophyllite) with disseminated to stringer-type to locally semi-massive sulphides within felsic volcanics.

This alteration zone returned 0.11% Cu, 0.09% Zn, 22.06 g/t Ag, 0.06 g/t Au over 39.4m, including 1.40% Zn and 28.40 g/t Ag over 1.20m in its portion richer in sulphides. This alteration zone and the values obtained are very similar to the alteration zones developed immediately next to the massive sulphide lenses already known on the property. The hole will soon be the object of a Pulse-EM survey and other holes are planned to test this very promising sector, located 1.6 km south of lenses 9-25 and 44.

REGIONAL TARGETS

About 10 holes tested diverse geophysical and geological targets on the vast Coulon property. Holes CN-07-50, 52 and 55 intercepted exhalite horizons with disseminated sulphides, which returned anomalous values in zinc, silver and lead over metric thicknesses. Hole CN-07- 56 crosscut a biotite-garnet alteration zone of about 10 m thick with sulphide disseminations. Assays are pending. Hole CN-07-58 intersected a zone of disseminated chalcopyrite (1-3% Cpy), which graded 0.64% Cu, 3 g/t Ag over 2m. These two interesting holes are located some 14km along strike to the west of lenses 9-25 et 44, confirming again the excellent potential of the property.

Virginia is very much encouraged by these first results of the current work program. Nine of the ten holes testing lenses 9-25, 43 and 44 have intersected semi-massive to massive sulphide mineralization. The extensions of lenses9-25 and 44 are confirmed to vertical depths of 430m and 300m respectively and remain totally open at depth. Despite more modest results obtained, lens 43 was nevertheless confirmed over 100m and to a depth of 165m. It remains totally open and is associated with very promising geophysical anomalies. Drilling at Jessica and on regional targets has also produced encouraging results that will require follow-up work. Following these very positive results and because of the numerous untested anomalies and the extent of the mineralized system, Virginia intends to carry on with the drilling program through all the summer of 2007 and will also conduct surface geological work.

Drilling assays obtained to date are reported in the annexed table and several plans, sections and photos are also available on our website (www.virginia.qc.ca)

Work is carried out by the personnel of Virginia Mines Inc., under the supervision of Paul Archer, Geological Engineer. He is a Qualified Person (as defined by National Instrument 43-101) and has more than 25 years of experience in exploration.

About Virginia
Virginia is among the most active mining exploration companies in Quebec with a working capital of $46,432,689 and 26,425,198 shares issued and outstanding as of February 28, 2007. Virginia trades on the Toronto Stock Exchange (TSX) under the ticker symbol VGQ. Virginia concentrates its activities on its numerous properties that are spread over the vast unexplored regions of northern Quebec.

Hole	Line	Station	Azimut	Dip	Length		From	To	Length	True Thickness	Cu %	Zn %	Pb %	Ag g/t	Au g/t
MAIN GRID
Lens 9-25
CN-07-53B	18+25N	13+74E	N268	-56	453		377.75	407.50	29.75	18.00	1.26	0.36	0.01	16.14	0.10
						incl.	402.75	407.50	4.75	3.00	2.87	0.24	0.02	34.24	0.32
CN-07-57	19+75N	14+15 E	N266	-66	573		527.30	533.20	5.90	4.00	1.03	8.02	0.16	34.08	0.22
CN-07-60	18+25N	14+67E	N266	-58	606		539.00	554.95	15.95	12.00	1.92	1.90	0.04	34.01	0.10
						incl.	539.80	547.00	7.20	5.40	3.20	0.71	0.08	58.74	0.16
						and	552.70	555.00	2.30	1.80	0.99	10.18	0.01	15.70	0.04
Lens 44
CN-07-45	13+00N	9+05E	N087	-52	363		274.65	281.80	7.15	6.20	1.64	2.10	0.03	21.40	0.29
CN-07-63	12+50N	8+65E	N088	-54	480		358.2	360.9	2.7	2.30	0.97	2.84	0.02	15.33	0.23
							369	375.6	6.6	5.60	0.93	1.20	0.02	14.59	0.21
							381.2	393	11.8	10.00	1.44	0.22	0.03	22.20	0.33
							421	432.3	11.3	9.60	1.93	0.54	0.03	29.97	0.63
CN-07-65	13+50N	8+65E	N088	-54	378		291	294.1	3.1	2.70	2.05	1.66	0.10	23.81	0.28
							323	326	3	2.60	1.72	0.25	0.05	21.63	0.27
							329.35	343	13.65	11.85	0.87	0.32	0.03	12.96	0.13
						incl.	338	343	5	4.35	1.22	0.60	0.02	16.74	0.16
							350	357	7	6.10	0.44	1.05	0.10	10.62	0.14
Lens 43
CN-07-59	7+12N	1+34W	N135	-55	207		161.05	164.75	3.70	3.00	0.58	2.8	0.21	20.02	0.03
CN-07-61	7+96N	1+46W	N133	-56	405	in progress
CN-07-62B	6+74N	1+68W	N135	-55	264		192.00	193.10	1.10	0.90	2.36	3.43	0.13	27.00	0.13
CN-07-64	6+06N	0+28W	N315	-50	163	nsa
CN-07-66	7+52N	1+74W	N133	-56	391		204.55	205.45	0.90	0.70	0.24	1.76	0.97	62.10	0.06
Jessica Area
CN-07-46	10+00E	0+00N	N360	-60	414		361.30	400.70	39.40	–	0.11	0.09		22.06	0.06
						incl.	364.00	364.20	1.20	–	0.05	1.4	0.3	28.4	0.03
REGIONAL TARGET
CN-07-47	354293E	6072001N	N070	-50	393	nsa
CN-07-48	345236E	6071812N	N0270	-45	252	nsa
CN-07-49	345241E	6071611N	N270	-45	252	nsa
CN-07-50	346553E	6062873N	N270	-45	234		183.40	184.40	1.00	–	0.01	0.48	0.12	9.2
CN-07-51	345016E	6071825N	N090	-45	165	nsa
CN-07-52	351216E	6076042N	N090	-45	171		135.00	136.00	1.00	–	0.03	0.26	0.7	1.1
CN-07-54	349373E	6069150N	N180	-45	255	nsa
CN-07-55	346475E	6071093N	N090	-45	234		174.80	175.80	1.00	–		0.77
							177.80	178.80	1.00	–		1.65		1.4
CN-07-56	347187E	6072400N	N235	-55	189					–	assays pending
CN-07-58	346162E	6072092N	N070	-60	175		64.00	66.00	2.00	–	0.64	0.01		3

FOR MORE INFORMATION, PLEASE CONTACT: Andre Gaumond, President, Paul Archer, V-P Exploration or Amelie Laliberte, Investor Relations.

200-116 St-Pierre Québec, QC G1K 4A7 Canada	www.virginia.qc.ca mines@virginia.qc.ca	Tel. 800-476-1853 Tel. 418-694-9832 Fax 418-694-9120

This press release may contain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in Virginia's periodic reports including the annual report on Form 40-F filed with the U.S. Securities and Exchange Commission. Virginia undertakes no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events